ISCO International and Clarity Communication Systems Close Merger

ELK GROVE VILLAGE, IL -- 01/04/2008 -- ISCO International, Inc. (AMEX: ISO), a leading provider of radio-frequency management and interference-control systems for the wireless telecommunications industry, and Clarity Communication Systems Inc. ("Clarity"), a private company based in Aurora, IL that sells value-added applications for mobile networks and devices, announced the closing of the merger transaction in which ISCO acquired all of the outstanding shares of Clarity.

"As we stated previously, this move is about product, market and customer synergies that we believe will be greater than the sum of its parts, help us accelerate the development of our complete digital adaptive interference management ('AIM') platform, and begin to address the OEM channels in both infrastructure and handsets," said Ralph Pini, Interim CEO of ISCO. "We thank our shareholders for approving the transaction in last week's special meeting, and look forward to rolling up our sleeves and moving forward as a combined entity. First on the agenda is a presentation of the combined entity to the marketplace, something we've put some effort into during recent weeks, as well as a variety of product and business updates."

"Now that this transaction is closed we can put 100% of the combined company's energy behind launching the combined company's products and services," said Jim Fuentes, Founder and CEO of Clarity and director of ISCO. "Just from the planning stages I can see a clear and immediate benefit to the combination of our sales, marketing and customer support resources."

Aspects of Proposed Merger

ISCO will potentially issue up to an aggregate of 40 million shares of ISCO common stock in exchange for all of Clarity's stock and satisfaction of employee rights and interests. Of the total number of shares, 20 million issued upon closing, 2.5 million would be issuable on each of the first and second anniversary of closing (subject to certain conditions), and 15 million would be performance-based shares, the vesting of which would be subject to the market capitalization of the combined entity reaching certain thresholds in the future. ISCO issued $1.5 million in a new note to one of its lenders in order to repay Clarity's $1.2 million credit line and the $375,000 in seller's closing costs as required under the merger agreement.

Jim Fuentes, a member of ISCO's Board of Directors since 2003, is President, CEO and Founder of Clarity. He entered into an employment agreement with the combined entity in connection with the merger.

About ISCO International

ISCO International, Inc. is a leading global supplier of radio frequency management and interference-control systems for the wireless telecommunications industry. By integrating state-of-the-art filtering, duplexing and low noise amplifier technology, ISCO's product portfolio is able to improve the performance of new and existing cellular deployments. ISCO now offers software-based, adaptive filtering solutions targeted at increasing the performance of CDMA and WCDMA wireless systems worldwide. For additional information on ISCO and digital Adaptive Notch Filters, as well as white papers and presentations, please visit www.iscointl.com

About Clarity Communication Systems

Clarity Communication Systems Inc. is a leading provider of value-added applications for mobile networks and devices, including "inTouch" Push-to-Talk ("PTT"), "Whereabouts™" location based services ("LBS"), and its "Where2Talk™" solution, a combined PTT and LBS solution provided to major OEMs and wireless operators globally. More information can be found on Clarity's website: www.claritycsi.com.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain financing in the future if necessary; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations; the risks of legal proceedings ;and the ability of the Company to successfully integrate the combined entity. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date above or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492

INTERNET: iscoir@iscointl.com